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                      BCP Caylux Holdings Luxembourg S.C.A.
                    8-10 Rue Mathias Hardt, L-1717 Luxembourg
                            Grand Duchy of Luxembourg

                          English binding translation:
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                                LETTER OF SUPPORT

BCP Crystal Acquisition GmbH & Co. KG with registered office (Sitz) in Stuttgart, registered in the commercial register of the Local court (Amtsgericht) Stuttgart under HRA 13860 ("BCP") has entered on June 22, 2004 into a domination and profit and loss transfer agreement (the "Agreement") with Celanese AG with registered office in Kronberg im Taunus, registered in the commercial register of the Local Court Koenigstein under HRB 5277 ("Celanese"). In order to become effective, the Agreement requires, amongst other things, approval by the general meeting of Celanese and registration with the commercial register of Celanese.

In our capacity as the indirect parent of our wholly owned subsidiary BCP we, BCP Caylux Holdings Luxembourg S.C.A. ("BCP Luxembourg"), a partnership limited by shares (societe en commandite par actions) organized under the law of the Grand Duchy of Luxembourg and registered in the commercial register of Luxembourg (Registre de Commerce et des Societes), hereby declare the following:

BCP Luxembourg hereby undertakes irrevocably and unconditionally to provide that BCP is managed and provided with financing in a manner that BCP is at all times in the position to entirely fulfill all of its obligations under or in connection with the Agreement when such obligations become due. BCP Luxembourg hereby guarantees all minority shareholders (aubenstehende Aktionare) of Celanese that BCP will perform vis-a-vis the minority shareholders all of its obligations under or in connection with the Agreement when such obligations become due, in particular the obligation to pay the guaranteed dividend (Ausgleich) and the compensation (Abfindung).

New York, June 22, 2004

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                    - BCP Caylux Holdings Luxembourg S.C.A. -
                                 represented by
                           BCP Caylux Holdings Ltd. 1
                         which in turn is represented by
                              Mr. Chinh Edward Chu

                                  Certification

                              I, the Notary Public

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       hereby certify the foregoing signature sample, which was affixed in my presence, by

                                Chinh Edward Chu

                     born on July 10, 1966, business address

                              The Blackstone Group
                                 345 Park Avenue
                             New York, NY 10154, USA

        who provided evidence of his identity by presenting his passport.

                            Place: New York

                            Date: June 22, 2004

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                            Name: /s/ Jane Goldstone
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                            Title: Notary Public